Exhibit 99.1
1550 Peachtree Street, N.W.  Atlanta, Georgia 30309

For More Information

Equifax
Tim Klein
404-885-8555
404-771-2029 (wireless)
tim.klein@equifax.com

Jennifer Costello
Equifax Inc.
(404) 885-8907
jennifer.costello@equifax.com

Equifax Acquires Anakam

Combination Will Provide Industry-leading Portfolio of Online Identification and Authentication Solutions

Atlanta – October 4, 2010 -- Equifax Inc. (NYSE:EFX) announced today it has acquired Anakam®, Inc., a leader in large-scale, software-based, multi-factor authentication solutions and recognized recently by Inc. magazine as one of the fastest-growing private companies in America.  Terms of the transaction, which the companies completed October 1, were not disclosed.

The global identity management market, spurred by increases in online commerce and information sharing, has become a large and growing market.  With the combination of Anakam’s Identity Suite® and Equifax’s eIDverifier service, the company will be able to provide an industry-unique single, integrated platform for two-factor identification as well as no-touch, risk-based identity verification and identity proofing.

Anakam has focused on industries, including government and healthcare, where traditional solutions have been inadequate in verifying and authenticating large and diverse web users.  The company created a revolutionary authentication platform that is secure, scalable, and easy-to-deploy and use, eliminating the need for hard tokens or the downloading of software.

Founded in 2004, Anakam is headquartered in San Diego, with additional offices in Arlington, VA.  It will become a division of Equifax, and become part of the company’s Technology and Analytical Services organization.

“Leveraging Anakam’s solutions and highly-experienced management team alongside Equifax’s decisioning technology platforms, market presence and financial strength will allow us to broaden our portfolio of solutions in this large and rapidly-growing market,” said Rajib Roy, President, Equifax Technology and Analytical Services. “With Anakam, Equifax will become a premier provider of cloud-based authentication solutions.”

Equifax has been an innovator in identity proofing, verifying more than 60 million identities annually. Anakam’s unique software adds a secure, cost-effective solution that can scale to millions of users while eliminating the need for cards and tokens.

“The acquisition by Equifax marks an exciting new direction, one in which we are jointly taking identity services and trusted business enablement to the next level,” according to Allan Camaisa, President and CEO of Anakam. “Our global customers and prospects are making critical decisions on how to establish trust and reduce fraud as they move their business operations online to eliminate costs, increase efficiency and improve quality. The intellectual property that Equifax and Anakam bring together around a single, integrated platform for identity proofing and multifactor authentication will be a powerful force in the exploding consumer authentication marketplace.”

About Equifax (www.equifax.com)

Equifax empowers businesses and consumers with information they can trust. A global leader in information solutions, we leverage one of the largest sources of consumer and commercial data, along with advanced analytics and proprietary technology, to create customized insights that enrich both the performance of businesses and the lives of consumers.

With a strong heritage of innovation and leadership, Equifax continuously delivers innovative solutions with the highest integrity and reliability.  Businesses – large and small – rely on us for consumer and business credit intelligence, portfolio management, fraud detection, decisioning technology, marketing tools, and much more.  We empower individual consumers to manage their personal credit information, protect their identity, and maximize their financial well-being.

Headquartered in Atlanta, Equifax Inc. operates in the U.S. and 15 other countries throughout North America, Latin America and Europe. Equifax is a member of Standard & Poor’s (S&P) 500® Index. Our common stock is traded on the New York Stock Exchange under the symbol EFX.

About Anakam (www.anakam.com)
Anakam® is a global leader in multi-factor authentication, identity proofing and verification technologies.  With Anakam organizations can defend against unauthorized access, system breach, data loss and fraud.  Anakam’s flagship product the Anakam Identity Suite® is an affordable and scalable solution which gives organizations the power to configure authentication policy based on level of risk, individual business unit use cases and compliance requirements. The nation’s leading healthcare, government, banking and commercial organizations have chosen Anakam to prove trusted access to their sensitive data.  For more information, please visit http://www.anakam.com.

Forward-Looking Statements

This press release includes forward-looking statements regarding Equifax’s acquisition of ANAKAM, including statements related to Equifax’s and ANAKAM’s product and service offerings, business strategy and general business outlook.  Any such statement may be influenced by a variety of factors, many of which are beyond the control of Equifax or ANAKAM, that could cause actual outcomes and results to be materially different from those projected, described, expressed or implied in this press release due to a number of risks and uncertainties.  Potential risks and uncertainties include, but are not limited to, the expected benefits and anticipated synergies of the combined companies may not be achieved after the closing, the combined operations may not be successfully integrated in a timely manner, if at all, as well as industry, general economic conditions, and competitive, legal, governmental and technological factors.  Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Equifax or ANAKAM.

Certain additional factors are set forth in Equifax’s Annual Report on Form 10-K for the year ended December 31, 2009 under Item 1A, “Risk Factors”, and its other filings with the Securities and Exchange Commission.  Equifax and ANAKAM assume no obligation to update any forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made.

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